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Exhibit 2.2

UNIVISION STOCKHOLDER SUPPORT AGREEMENT

        This UNIVISION STOCKHOLDER SUPPORT AGREEMENT (this "Agreement") is made as of June 11, 2002, by and among Univision Communications Inc., a Delaware corporation ("Univision"), Hispanic Broadcasting Corporation, a Delaware corporation ("HBC"), and A. Jerrold Perenchio (the "Stockholder").

        WHEREAS, the Stockholder is, as of the date hereof, the record and beneficial owner of the shares of Class P and Class A Common Stock, par value $0.01 per share (the "Common Stock"), of Univision, set forth next to the Stockholder's name on Exhibit A hereto (the "Stockholder's Shares"); and

        WHEREAS, Univision, Univision Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Univision (the "Merger Sub"), and HBC concurrently herewith are entering into an Agreement and Plan of Reorganization, dated as of the date hereof (the "Merger Agreement"), which provides, among other things, for the merger of Merger Sub and HBC upon the terms and subject to the conditions set forth in the Merger Agreement (the "Merger") (all capitalized terms herein but not defined have the respective meanings as set forth in the Merger Agreement); and

        WHEREAS, as a condition to the willingness of HBC to enter into the Merger Agreement, and in order to induce HBC to enter into the Merger Agreement, the Stockholder has agreed to enter into this Agreement.

        NOW, THEREFORE, in consideration of the execution and delivery by HBC of the Merger Agreement and the foregoing and the mutual representations, warranties, covenants and agreements set forth herein and therein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

        SECTION 1.    Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to HBC as follows:

          (a)  The Stockholder is the record and direct or indirect beneficial owner of the Stockholder's Shares.

          (b)  This Agreement has been duly authorized, executed and delivered by the Stockholder and constitutes the legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

          (c)  Neither the execution and delivery of this Agreement nor the consummation by the Stockholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which the Stockholder is a party or bound or to which any of the Stockholder's Shares are subject. Consummation by the Stockholder of the transactions contemplated hereby will not violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to the Stockholder or the Stockholder's Shares.

          (d)  The Stockholder's Shares and the certificates representing the Stockholder's Shares are now and at all times during the term hereof will be held by the Stockholder or any of his affiliates, or by a nominee or custodian for the benefit of the Stockholder or his affiliates, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for (i) any such encumbrances arising hereunder, (ii) a bona fide pledge to secure financing or (iii) options to purchase an aggregate of 2,572,000 shares of Univision Class A Common Stock granted to certain employees of an affiliate of the Stockholder; provided, however, that the Stockholder may transfer the Stockholder's Shares pursuant to Section 4 of this Agreement.

        SECTION 2.    Representations and Warranties of HBC. HBC hereby represents and warrants to the Stockholder as follows:

          (a)  HBC is a corporation duly organized, validly existing and in good standing under the laws of Delaware, has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary corporate action to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder.

          (b)  This Agreement has been duly authorized, executed and delivered by HBC and constitutes the legal, valid and binding obligation of HBC, enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

          (c)  Neither the execution and delivery of this Agreement nor the consummation by HBC of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which HBC is a party or bound. The consummation by HBC of the transactions contemplated hereby will not violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to HBC.

        SECTION 3.    Voting of Shares. The Stockholder hereby agrees that, during the term of this Agreement, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of Common Stock, however called, or in connection with any written consent of the holders of Common Stock, the Stockholder will appear at the meeting or otherwise cause all of the Stockholder's Shares, plus any shares of Common Stock acquired by the Stockholder after the date hereof, less any shares of Common Stock transferred in accordance with the terms of Section 4, to be counted as present thereat for purposes of establishing a quorum and vote or consent (or cause to be voted or consented) all of the Stockholder's Shares, plus any such shares of Common Stock acquired by the Stockholder after the date hereof, less any shares of Common Stock transferred in accordance with the terms of Section 4, in favor of the transactions contemplated by the Merger Agreement, including the approval of the proposed amendment to the Univision Certificate of Incorporation to increase the authorized Univision Class A Common Stock, Univision Class P Common Stock, Univision Class T Common Stock and Univision Class V Common Stock (if Univision includes such Certificate amendment approval as an item to be voted upon at its stockholders meeting) and to authorize a new class of non-voting capital stock as contemplated by the Merger Agreement, the proposed amendment to Univision's 1996 Performance Award Plan and the issuance of Univision Common Stock in the Merger.

        SECTION 4.    Transfer of Shares; Stop Transfer Order.

          (a)  Before termination of this Agreement, the Stockholder will not in any manner be restricted from (i) transferring (which term shall include, without limitation, for the purposes of this Agreement, any sale, gift, pledge, transfer by testamentary disposition or interspousal disposition pursuant to a domestic relations proceeding, or other disposition including but not limited to a merger, consolidation or other transfer by operation of law) or consenting to any transfer of, (ii) entering into any contract, option or other agreement or understanding with respect to any transfer of, (iii) granting any proxy other than to vote in favor of the Merger, power-of-attorney or other authorization or consent in or with respect to, or (iv) depositing into a voting trust or entering into a voting agreement or arrangement with respect to, in each case, any or all of the Stockholder's Shares or any interest therein, provided that any such action or event described in clauses (i) through (iv) does not cause the Stockholder to own a number of shares of Univision Common Stock with voting rights representing less than a majority of the votes that can be cast at the meeting of stockholders to be held by Univision pursuant to Section 4.3 of the Merger Agreement. Before termination of this Agreement, the Stockholder will not request that a registration statement be filed pursuant to the Univision Registration Rights Agreement, dated October 2, 1996, for the sale of the Stockholder's Shares.

          (b)  In furtherance of this Agreement, concurrently herewith, the Stockholder shall and hereby does authorize Univision's counsel to notify Univision's transfer agents that this Agreement places limits on the voting and transfer of the Stockholder's Shares.

        SECTION 5.    Further Assurances. The Stockholder shall, upon request of HBC, execute and deliver any additional documents and take such further actions as may reasonably be deemed by HBC to be necessary or desirable to carry out the provisions hereof.

        SECTION 6.    Termination. This Agreement, and all rights and obligations of the parties hereunder, shall terminate immediately upon the earlier of (a) the date that the Merger Agreement is terminated in accordance with its terms or (b) the Effective Time (as defined in the Merger Agreement).

        SECTION 7.    Expenses. All fees and expenses incurred by any one party hereto shall be borne by the party incurring such fees and expenses.

        SECTION 8.    Public Announcements. Each of Univision, HBC and the Stockholder agrees that it will not issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that such disclosure can be made without obtaining such prior consent if (i) the disclosure is required by law or by obligations imposed pursuant to any listing agreement with the New York Stock Exchange and (ii) the party making such disclosure has first used its best efforts to consult with the other party about the form and substance of such disclosure.

        SECTION 9.    Miscellaneous.

          (a)  All notices and other communications hereunder shall be in writing and shall be deemed given upon (i) transmitter's confirmation of a receipt of a facsimile transmission, (ii) confirmed delivery by a standard overnight carrier or when delivered by hand or (iii) the expiration of five business days after the day when mailed in the United States by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address for a party as shall be specified by like notice):

            (A)  If to HBC, to:

        3012 Oak Lawn Avenue, Suite 215
        Dallas, Texas 75219
        Telecopy: (214) 525-7830
        Attn: McHenry T. Tichenor, Jr.

        with a copy to:

        Vinson & Elkins L.L.P.
        3700 Trammell Crow Center
        2001 Ross Avenue
        Dallas, TX 75201-2975
        Telecopy: 214-999-7732
        Attention: Michael D. Wortley, Esq.

            (B)  if to the Stockholder, to the address set forth next to the Stockholder's name on Exhibit A hereto;

      and

            (C)  if to Univision, to:

        1999 Avenue of the Stars
        Los Angeles, California 90067
        Telecopy: (310) 556-1526
        Attention: C. Douglas Kranwinkle, Esq.

        with a copy to:

        O'Melveny & Myers LLP
        1999 Ave. of the Stars, Suite 700
        Los Angeles, CA 90067
        Telecopy: 310-246-6779
        Attention: Kendall R. Bishop, Esq.

          (b)  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          (c)  This Agreement may be executed in two or more counterparts (including by telecopy), each of which shall be deemed an original but all of which shall be considered one and the same agreement.

          (d)  This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, whether written and oral, among the parties hereto with respect to the subject matter hereof.

          (e)  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the principles of conflicts of laws thereof.

          (f)    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective heirs, executors, administrators, successors and assigns, and the provisions of this Agreement are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

          (g)  If any term, provision, covenant or restriction herein is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

          (h)  Each of the parties hereto acknowledges and agrees that in the event of any breach of this Agreement, each non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (i) will waive, in any action for specific performance, the defense of adequacy of a remedy at law and (ii) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement in any action instituted in any state or federal court.

          (i)    No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by such party.

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        IN WITNESS WHEREOF, HBC, Univision and the Stockholder has executed and delivered or caused this Agreement to be duly executed and delivered as of the date first written above.

HISPANIC BROADCASTING CORPORATION
By:	/s/ MCHENRY T. TICHENOR, JR.
	Name:	McHenry T. Tichenor, Jr.
	Title:	Chairman, CEO & President

UNIVISION COMMUNICATIONS INC.
By:	/s/ C. DOUGLAS KRANWINKLE
	Name:	C. Douglas Kranwinkle
	Title:	Executive Vice President

/s/ A. JERROLD PERENCHIO A. Jerrold Perenchio

EXHIBIT A

STOCKHOLDER	SHARES OWNED
A. Jerrold Perenchio 1999 Avenue of the Stars, Suite 3050 Los Angeles, CA 90067 Telecopy: (310) 556-1526 Attention: C. Douglas Kranwinkle, Esq.	37,462,390 shares of Class P Common Stock 224,994 shares of Class A Common Stock

Exhibit A

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UNIVISION STOCKHOLDER SUPPORT AGREEMENT